Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Websense, Inc. 2009 Equity Incentive Plan and the Websense, Inc. 2000 Employee Stock Purchase Plan of Websense, Inc. of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedule of Websense, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Websense, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young

San Diego, California
August 3, 2009